Exhibit 10.2.3.3
December 29, 2017
By Mail
W. Thaddeus Miller
71 S. Palmiera Circle
The Woodlands, TX 77382

Re: Your Employment Agreement
Dear Thad:
As you are aware, the Amended and Restated Executive Employment Agreement (the “Employment Agreement”), entered into as of December 18, 2015, by and between you and Calpine Corporation (“we” or, the “Company”) is set to expire on December 31, 2017. Effective January 1, 2018, this letter replaces and supersedes the Employment Agreement and governs the terms of your employment with the Company.
Effective January 1, 2018, you shall be an at-will employee of the Company and, as such, shall be a Tier 3 participant under the Calpine Corporation Amended and Restated Change in Control and Severance Benefits Plan (the “Severance Plan”).
You shall continue to be employed as Executive Vice President and Chief Legal Officer of the Company and have the same duties and responsibilities as you have currently. You shall continue to receive an annual base salary and be eligible for incentive compensation and employee benefits as currently provided for in your Employment Agreement. In the event that you are terminated without Cause or if you terminate your employment for Good Reason (each as defined under the Severance Plan), your annual cash incentive (bonus) that you would have been entitled to receive in respect of the fiscal year in which your termination date occurs, had you continued in employment until the end of such fiscal year, shall be paid pro rata at the time it would otherwise have been paid (but in no event later than 60 days following the end of the calendar year in which your termination occurs), and shall be determined based on the Company’s actual performance for such year relative to the target performance goals applicable to you.
This letter sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters set forth in this letter. You acknowledge that no promises or representations, oral or written, have been made regarding your employment following December 31, 2017 other than those expressly stated herein, and that you have not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this letter.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which shall be deemed one and the same instrument.
Please sign and date this letter below and return the signed and dated letter to me on or before December 29, 2017 to acknowledge your acceptance of the terms and conditions of your employment with the Company effective January 1, 2018.
We thank you for and look forward to your continued service with the Company.
[Signature Page Follows]

Sincerely,

Calpine Corporation

/s/ JOHN B. (THAD) HILL

By: John B. (Thad) Hill
Title: President and Chief Executive Officer

ACKNOWLEDGED & AGREED:

/s/ W. THADDEUS MILLER

W. Thaddeus Miller

Date: 12/29/17